Exhibit 10.1

CONSULTING AGREEMENT

This is a Consulting Agreement dated January 11, 2019 (“Consulting Agreement”), by and among MKS Instruments, Inc., a Massachusetts company (“MKS”), Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), and Michael D. Burger of Lake Oswego, Oregon (“Burger”).  The “Effective Date” of this Consulting Agreement is defined in Section 15 below.

WHEREAS, MKS and the Company are parties to an Agreement and Plan of Merger dated as of October 29, 2018 pursuant to which MKS is acquiring the Company (the “Acquisition”);

WHEREAS, Burger is currently the President and Chief Executive Officer of the Company;

WHEREAS, Burger and the Company are parties to an Employment Agreement effective August 19, 2016 (the “Employment Agreement”), an Indemnification Agreement effective October 3, 2016, time-based Restricted Stock Units Award Agreements dated October 3, 2016, October 3, 2016 (there are two such Agreements with the same date), May 11, 2017 and May 9, 2018 (collectively, the “ESI Time-Based RSU Agreements”), Performance-Based Restricted Stock Units Award Agreements dated October 3, 2016, May 11, 2017 and May 9, 2018 (collectively, the “ESI Performance-Based RSU Agreements”), and an Employee Confidentiality, Restrictive Covenant and Assignment Agreement dated August 17, 2016 (the “Restrictive Covenant Agreement”);

WHEREAS, if MKS completes the Acquisition, MKS wishes to receive and Burger wishes to provide consulting services after the Acquisition to assist with the integration of the two companies;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Consulting Agreement, the Company and Burger agree as follows:

1.          Immediate Vesting of RSUs. On the Effective Date, all of the MKS restricted stock units that Burger receives as a result of the Acquisition, through MKS’ assumption of his outstanding ESI restricted stock units awarded pursuant to the terms of the ESI Time-Based RSU Agreements and the ESI Performance-Based RSU Agreements (to the extent any applicable performance criteria have been deemed met including in accordance with the provisions thereunder relating to a “Sale” of the Company, and subject to any applicable maximum caps under the ESI Performance-Based RSU Agreements), shall automatically and fully vest, to the extent not then already vested.

2.          Payout of ESI Cash Severance.  Subject to Section 9, if Burger executes, provides to the Company within 45 days of the Effective Date and does not thereafter revoke, a general release of claims in a form satisfactory to the Company the Company will pay Burger within 14 days of the Company’s receipt of the general release of claims attached hereto as Exhibit A (“General Release”), a lump sum payment in the gross amount of $1,725,000, which is the amount of severance pay to which Burger would have been entitled under his Employment Agreement if his employment with the Company had ended under certain specified circumstances within 12 months of the effective date of a Change in Control (as defined in the Employment Agreement) of the Company (which the Acquisition will constitute upon its closing).

3.          COBRA Benefits.  Subject to Section 9, if Burger executes, provides to the Company within 45 days of the Effective Date and does not thereafter revoke or attempt to revoke, the General Release, and Burger elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed under COBRA for Burger and any of his eligible dependents, the Company will reimburse Burger for the COBRA premiums for such coverage (at the coverage levels in effect immediately before termination of Burger’s employment) until the earlier of (a) the one-year anniversary of the date of termination of his employment, (b) the date Burger (or his eligible dependents, as applicable) no longer are eligible to receive COBRA continuation coverage, or (c) the date upon which Burger and/or Burger’s eligible dependents become eligible to receive substantially similar coverage from another employer or other source.  The reimbursements will be made by the Company to Burger consistent with the Company’s normal expense reimbursement policy.

4.          Resignation as Employee.  Burger will be deemed to have resigned on the Effective Date from his employment as President and CEO of the Company, from his role as a member of the Company’s board of directors (and any committee thereof) and from any and all other positions with the Company or any parent, subsidiary or affiliate of the Company (other than pursuant to this Consulting Agreement).  As of the Effective Date, Burger will cease to be an agent, officer, director or representative of the Company and will not be authorized to bind the Company to any liability or obligation or to represent that he has any such authority.  The Effective Date will be considered Burger’s employment termination date for purposes of the Company’s employee benefit programs, including but not limited to, any bonus, pension, profit sharing, stock option, 401(k), health, sickness, dental, accident, life, disability, retirement, severance, vacation and other paid time off, tuition benefits, deferred compensation or insurance which the Company may maintain for the benefit of any of its employees.

5.          Role as Consultant and Consulting Term.  During the Consulting Term (as defined below), Burger will provide the Company (and if requested MKS) with consulting services (the “Services”) related to the integration of the Company and MKS. The “Consulting Term” will begin on the Effective Date and will continue until the three-month anniversary of the Effective Date.  The Consulting Term will automatically end on the three-month anniversary of the Effective Date unless the Company notifies Burger in writing at least 10 days before that three-month anniversary that the Company wishes to extend the Consulting Term.  If the Company so notifies Burger, the Consulting Term will automatically end on the earlier of: (a) the date the Company specifies in the notice as the end of the extension of the Consulting Term; or (b) the six-month anniversary of the Effective Date.

6.          Compensation.  During the Consulting Term the Company will pay Burger $212,500 per month, payable on the 10th of each month, in arrears.

7.          Withholding and Taxes.  The Company will deduct from the amounts payable to Burger pursuant to this Consulting Agreement all required withholding amounts, including but not limited to federal, state, local or foreign tax withholding amounts in accordance with all applicable laws and regulations.  The Company may rely on an opinion of its counsel if any questions as to the amount or requirement of withholding arises.  Burger will be solely responsible for and will satisfy all of his tax obligations associated with all compensation paid or provided to him under this Consulting Agreement.  Burger acknowledges and agrees that he is not relying on any advice from the Company with respect to any tax issue relating to this Consulting Agreement.

8.          Restrictive Covenants.  As a material term of this Consulting Agreement, Burger hereby (a) acknowledges and agrees that his Restrictive Covenant Agreement will remain in full force and effect; (b) reaffirms and agrees to comply fully with each and every obligation he undertook in Sections 8.1 through 8.4 of the Employment Agreement; (c) agrees that the term of his post-employment obligations will be measured beginning at the end of the Consulting Term; (d) acknowledges that during the Consulting Term he may have access to confidential and proprietary information belonging to or regarding MKS (including all of its subsidiaries) and may obtain competitively valuable information about or develop relationships with customers, employees, contractors and suppliers of MKS (including all of its subsidiaries) and therefore agrees that his obligations under the Restrictive Covenant Agreement and under Sections 8.1 through 8.4 of the Employment Agreement are expanded as if the term “ESI” were replaced with the phrase “ESI and/or MKS Instruments, Inc.” in every provision of the Restrictive Covenant Agreement or Sections 8.1 through 8.4 of the Employment Agreement that defines such obligations.

9.          Code Section 409A Compliance.

(a)         Where this Consulting Agreement refers to the termination of Burger’s employment for purposes of receiving any payment, whether a separation from service has occurred in connection with termination of employment will be determined in accordance with Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) (or any successor provisions) to the extent required by law, provided that the parties acknowledge and agree that the termination of Burger’s employment is intended to constitute a separation from service within the meaning of Section 409A of the Code.

(b)          Subject to subsection (c) below, to the extent that any payments or benefits under this Consulting Agreement are contingent upon Burger signing, returning and not revoking a General Release, and the time designated for signing and returning the General Release and any revocation period (not to exceed 7 days) crosses calendar years, payments contingent upon the General Release will be made in the later calendar year.  Any payments contingent upon the General Release that would otherwise be made during the period for review and revocation of the General Release will be made, provided that the General Release is timely executed and returned to the Company and not revoked, on the first scheduled payment date after such period ends.

(c)          If Burger is designated as a “specified employee” within the meaning of Code Section 409A (while the Company or a parent or affiliate of the Company is publicly traded on any securities market), any deferred compensation payment subject to Section 409A to be made during the six-month period following the date of his separation from service will be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Burger’s separation from service; provided, however, that if Burger dies prior to the expiration of such six-month period, payment to his beneficiary will be made as soon as reasonably practicable following his death.  The Company will identify in writing delivered to Burger any payments it reasonably determines are subject to delay under this Section 9(c).  In no event will the Company have any liability or obligation with respect to taxes for which Burger may become liable as a result of the application of Code Section 409A.

(d)          Any payments or benefits under this Consulting Agreement that are subject to the terms and conditions of the Company’s Deferred Compensation Plan will be payable in accordance with the terms thereunder.

10.          Limitation on Payments.  In the event that any compensation provided for in this Consulting Agreement or otherwise payable to Burger (i) constitutes “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, such compensation will be either:

(a)          Delivered in full; or

(b)          Delivered to such lesser extent that would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Burger on an after-tax basis, of the greatest amount of benefits, notwithstanding that all of some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is made in order to deliver compensation to a lesser extent in accordance with this Section, reduction will occur in the following order:  (i) reduction in cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of equity awards; and (iv) reduction of  benefits.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Burger’s equity awards.

Unless the Company and Burger otherwise agree in writing, any determination required under this Section will be made in writing by the Company’s independent public accountants or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Burger and the Company.  For purposes of making the calculations, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Burger will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Firm may incur in connection with any calculations required by this Section.

11.          Assignment.  The rights and obligations of the Company and MKS under this Consulting Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of the Company and MKS, respectively.  The rights and obligations of Burger under this Consulting Agreement will inure to the benefit of, and will be binding upon, Burger’s heirs, executors and legal representatives.  Burger may not delegate or assign any obligations under this Consulting Agreement.

12.          Entire Agreement.  This Consulting Agreement supersedes any and all other agreements, either oral or in writing, between Burger and the Company, except that the following will survive and remain in full force and effect:  (a) the Restrictive Covenant Agreement, as modified by Section (8)(d) above; (b) the Indemnification Agreement dated October 3, 2016; (c) the ESI Time-Based RSU Agreements and the ESI Performance-Based RSU Agreements, as modified by Section 1 above, and (d) Sections 8.1 through 8.4 of the Employment Agreement, as modified by Section (8)(d) above.  Neither party is entering into this Consulting Agreement on the basis of any representation, inducement, promise or agreement, oral or otherwise, by any person or entity, or by any one acting on behalf of any person or entity, that is not stated herein.  Any modification of this Consulting Agreement will be effective only if it is in writing and signed by both parties to this Consulting Agreement.

13.          Severability.  If any provision in this Consulting Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.

14.          Miscellaneous.  This Consulting Agreement and the rights and obligations of the parties hereunder will be governed by, and construed in accordance with, the laws of the State of Oregon, excluding (but only to the extent permitted by law) its conflict of laws and choice of law rules.  The parties agree that service of any process, summons, notice or document by U.S. certified mail or overnight delivery by a generally recognized commercial courier service to Burger’s last known address (or any mode of service recognized to be effective by applicable law) will be effective service of process for any action, suit or proceeding brought against Burger in any such court.  The failure of either party hereto to enforce any right under this Consulting Agreement will not be considered a waiver of that right, or of damages caused thereby, or of any other rights under this Consulting Agreement.

15.          Effective Date.  The effective date of this Consulting Agreement (the “Effective Date”) will be the effective date of the closing of the Acquisition.  Notwithstanding any other provision of this Consulting Agreement or any other agreement, if the Acquisition does not occur, no provision of this Consulting Agreement will at any time have any force or effect whatsoever.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as a sealed instrument, all as of the day, month and year first written above.

MKS INSTRUMENTS, INC.

By:	/s/ Catherine M. Langtry
		Dated:	1/31/2019

Electro Scientific Industries, Inc.

By:	/s/ Steve Harris
Steve Harris
Vice President/ General Manager

/s/ Michael D. Burger
Name:	Michael D. Burger	Dated:	January 11, 2019
Address: